Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Employment Agreement") dated as of June 25, 2002 ("Effective Date"), between UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation (the "Company"), and Gary D. Blackford (the "Executive").

The Company wishes to employ the Executive, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Executive agree as follows:

1.                  Position; Duties.  The Company agrees to employ the Executive, and the Executive agrees to serve and accept employment, for the Term (as defined below) as President and Chief Executive Officer, and member of the Board of Directors of the Company ("Board") of the Company, subject to the direction and control of the Chairman of the Board of Directors of the Company, and, in connection therewith, to reside in the Minneapolis, Minnesota area, to oversee and direct the operations of the Company and to perform such other duties as the Board may from time to time reasonably direct.  The Executive's place of employment will be in the Minneapolis, Minnesota area.  During the Term, the Executive agrees to devote substantially all of his time, energy, experience and talents during regular business hours, and as otherwise reasonably necessary, to such employment, to devote his best efforts to advance the interests of the Company.  The Executive shall be entitled to engage in other business activities of a material nature, as an employee, director, consultant or in any other capacity, whether or not the Executive receives any compensation therefor, provided the Executive notifies the Chairman of the Board of such other business activities and the Chairman of the Board determines in good faith that such other business activities do not unreasonably conflict with the Executive's duties and responsibilities to the Company pursuant to this Employment Agreement.  The Executive will not be given duties inconsistent with his executive position.

2.                  Term of Employment Agreement.  The term of the Executive's employment hereunder will begin as of June 25, 2002 and end as of the close of business on June 30, 2005, subject to earlier termination pursuant to the terms hereof (including the Renewal Term, as defined in the next sentence, the "Term").  Following the initial Term, this Agreement will automatically be renewed for successive one-year terms (each a "Renewal Term") unless notice of termination is given by either party upon not less than 30 days' written notice prior to the date on which such renewal would otherwise occur.  In the event that the Executive's employment is not renewed following the expiration of the Term or following the expiration of the first Renewal Term immediately succeeding the Term, the Company shall pay to the Executive the Executive's base salary and provide the Executive with the benefits provided hereunder for twelve months following such non-renewal.  In such event, the Executive will also be entitled to receive within 10 days after termination, a lump sum payment equal to 72% of his base salary at the time of termination.

3.                  Compensation and Benefits.

(a)                Base Salary.  The Executive's base salary will be an annual rate of $310,000, payable in equal bi-weekly installments.  The Board will review the Executive's base salary annually and make adjustments as it deems appropriate.  Necessary withholding taxes, FICA contributions and the like will be deducted from the Executive's base salary.

(b)               Bonus.  In addition to the Executive's base salary, but subject to the other provisions of this Employment Agreement, the Executive will be entitled to receive a bonus based on the achievement of the annual EBITDA target established by the Board for each fiscal year; provided that the target for any fiscal year will be subject to adjustment by the Board, in good faith, to reflect any acquisitions, dispositions and material changes to capital spending.  The amount of such bonus, if any, will correspond to achievement of target EBITDA in accordance with the following:

Percentage Achievement of Target EBITDA	Percentage of Base Salary
90% or less	0%
100%	80%
110% or more	160%

Bonus amounts between the above amounts will be determined by straight line interpolation (e.g., if percentage achievement is 95%, the bonus shall be 40% of base salary).  For computational purposes, "base salary" shall equal the amount received pursuant to Section 3(a) for the fiscal year.  Notwithstanding any provision of this Section 3(b) to the contrary, the Executive's bonus payable for the 2002 target shall not be less than 25% of Executive's base salary.

(c)                Options.  As of the Effective Date, the Company will grant to the Executive two options subject to the terms in Exhibit A and the stock option agreement attached as Exhibit B.

(d)               Stock Purchase.  As of the Effective Date, the Executive shall be entitled to purchase 45,455 shares of the Company's common stock subject to the terms in Exhibit C and the stock subscription agreement attached as Exhibit D.

(e)                Other.  The Executive will be entitled to such health, life, disability, pension, sick leave and other benefits as are generally made available by the Company to its executive employees.  If the Executive elects not to participate in the Company's group health plan, but rather obtains health coverage directly through Minnesota Blue Cross Blue Shield, or such other insurer as the Board may approve, the Company shall reimburse the Executive for the reasonable cost of such coverage.  The Executive will also accrue five weeks paid vacation during each year during the Term, in accordance with and subject to the Company's vacation policy.

4.                  Termination.

(a)                Death.  This Employment Agreement will automatically terminate upon the Executive's death.  In the event of such termination, the Company will pay to the Executive's legal representatives the Executive's base salary in monthly installments and continue to provide the benefits provided hereunder, in each case for twelve months following such termination.

(b)               Disability.  If during the Term the Executive becomes physically or mentally disabled whether totally or partially, either permanently or so that the Executive is unable substantially and competently to perform his duties hereunder for a period of 90 consecutive days or for 90 days during any six-month period during the Term (a "Disability"), the Company may terminate the Executive's employment hereunder by written notice to the Executive.  In the event of such termination, the Company will pay to the Executive his base salary in monthly installments and continue to provide the benefits provided hereunder, in each case for twelve months following such termination.

(c)                Cause.  The Executive's employment hereunder may be terminated at any time by the Company for Cause (as defined herein) by written notice to the Executive.  In the event of such termination, all of the Executive's rights to payments (other than payment for services already rendered) and any other benefits otherwise due hereunder will cease immediately.  The Company will have "Cause" for termination of the Executive's employment hereunder if any of the following has occurred:

(i)                  the commission by the Executive of a felony for which he is convicted; or

(ii)                the material breach by the Executive of his agreements or obligations under this Agreement, if such breach is described in a written notice to the Executive referring to this Section 4(c)(ii), and such breach is not capable of being cured or has not been cured within thirty (30) days after receipt of such notice.

(d)               Without Cause.  The Executive's employment hereunder may be terminated at any time by the Company without Cause by written notice to the Executive.  In the event of such termination, the Company shall continue to pay the Executive the Executive's base salary and provide the Executive continued group health plan benefits at the active employee rate and in accordance with the Executive's group health plan elections on the date of termination through the date which is twelve months from the Date of Termination (as defined herein).  In such event, the Executive will also be entitled to receive within 10 days following the Date of Termination, a lump sum payment equal to 72% of his base salary in effect on the Date of Termination.  It is acknowledged and agreed that termination of the Executive's employment upon expiration of the Term, or any Renewal Term, shall not be deemed to constitute a termination without Cause for purposes of this Employment Agreement or for any other purpose.

(e)                Resignation Without Good Reason.  The Executive may terminate the Executive's employment hereunder upon sixty days' prior written notice to the Company, without Good Reason (as defined herein).  In the event of such termination, all of the Executive's rights to payment (other than payment for services already rendered) and any other benefits otherwise due hereunder will cease upon the date of such termination.  It is acknowledged and agreed that termination of the Executive's employment upon expiration of the Term will not be deemed to constitute a resignation without Good Reason for purposes of this Employment Agreement or any other purpose.

(f)                 Resignation For Good Reason.  The Executive may terminate the Executive's employment hereunder at any time upon thirty days' written notice to the Company, for Good Reason. In the event of such termination, the Company shall continue to pay the Executive the Executive's base salary and provide the Executive the benefits provided in Section 3(e) hereunder through the date which is twelve months from the Date of Termination (as defined herein).  In such event, the Executive will also be entitled to receive within 10 days following the Date of Termination, a lump sum equal to 72% of his base salary in effect on the Date of Termination.

The Executive will have "Good Reason" for termination of the Executive's employment hereunder if, other than for Cause, any of the following has occurred:

(i)                  the Executive's base salary or the percentage of base salary to which the Executive may be entitled as the result of the Company reaching the annual EBITDA targets as provided in Section 3(b) of this Employment Agreement has been reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in executive compensation to executive employees imposed by the Board in response to negative financial results or other adverse circumstances affecting the Company;

(ii)                the Board establishes an unachievable and commercially unreasonable annual EBITDA target that the Company must achieve in order for the Executive to receive a bonus under Section 3(b) of this Employment Agreement;

(iii)               the Executive is not elected or re-elected to the Board;

(iv)              the Company has reduced or reassigned a material portion of the Executive's duties hereunder, has required the Executive to relocate outside the greater Minneapolis, Minnesota area or has relocated the corporate headquarters of the Company outside the greater Minneapolis, Minnesota area or has removed or relocated outside the greater Minneapolis area, a material number of employees or senior management of the Company; or

(v)                the Company has breached this Employment Agreement in any material respect.

(g)                Change of Control.  If the Executive is terminated without Cause or resigns for Good Reason at any time within six months prior to, or twenty-four months following, a Change of Control, or the Executive terminates employment for any reason during the thirty (30) day period following the six month anniversary of the Change of Control, and notwithstanding Sections 4(d) and 4(f), and in lieu of amounts provided under Sections 4(d) and 4(f), the Company shall continue to pay the Executive the Executive's base salary and provide the Executive the benefits provided in Section 3(e) hereunder through the date which is twenty-four months from the Date of Termination following such Change of Control as defined below in Section 4(h).  In such event, the Executive will also be entitled to receive within 10 days following the Date of Termination, a lump sum equal to 72% of his base salary in effect on the Date of Termination.  Notwithstanding any provision of this Employment Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control of the Company or termination of Executive's employment constitutes a "parachute payment," within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") which would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Company shall pay the Executive in cash an additional amount (the "Gross-Up Payment") such that, after payment by Executive of all taxes, including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the parachute payments.  For purposes of this Section 4(g), "Change of Control" shall mean when any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, J.W. Childs Equity Partners, L.P., any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires, in a single transaction or a series of transactions (i) "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company's outstanding shares of Common Stock), or (ii) substantially all of the assets of the Company.  For purposes of this Section 4(g), "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(h)                Date and Effect of Termination.  The date of termination of the Executive's employment hereunder, pursuant to this Section 4, will be, (i) in the case of Section 4(a), the date of the Executive's death, (ii) in the case of Sections 4(b), (c) or (d), the date specified as your last day of employment in the Company's notice to the Executive of such termination, (iii) in the case of Section 4(e), or 4(f), the date specified in the Executive's notice to the Company of such termination (in each case, the "Date of Termination"), or (iv) in the case of Section 4(g), the date specified in the Executive's notice to the Company for resignation for Good Reason or the Company's notice to the Executive for termination without Cause.  Upon any termination of the Executive's employment hereunder pursuant to this Section 4, the Executive will not be entitled to any further payments or benefits of any nature pursuant to this Employment Agreement, or as a result of such termination, except as specifically provided for in this Employment Agreement, or as a result of such termination, except as specifically provided for in this Employment Agreement, the Stockholders' Agreement between the Company and the equity security holders of the Company (the "Stockholders' Agreement"), in any stock option plans adopted by the Company in accordance with Section 3(b) hereof, or as may be required by law.

(i)                  Terminations Not a Breach.  The termination of the Executive's employment pursuant to this Section 4 shall not constitute a breach of this Employment Agreement by the party responsible for the termination, and the rights and responsibilities of the parties under this Employment Agreement as a result of such termination shall be as described in this Section 4.

5.                  Acknowledgment.  The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers, the Executive will have access to and become acquainted with confidential information about the professional, business and financial affairs of the Company and its affiliates.  The Executive acknowledges that the Company is engaged and will be engaged in a highly competitive business, and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability.  The Executive recognizes that in order to guard the legitimate interests of the Company and its affiliates, it is necessary for the Company to protect all confidential information.  The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of Section 6.  The Executive further agrees that the Executive's obligations under Section 6 shall be absolute and unconditional.

6.                  Confidentiality.  The Executive agrees that during and at all times after the Term, the Executive will keep secret all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, the "Confidential Information"), to which the Executive had or may have access and will not disclose such Confidential Information to any person other than the Company, their respective authorized employees and such other people to whom the Executive has been instructed to make disclosure by the Board, in each case only to the extent required in connection with court process.  "Confidential Information" will not include any information which is in the public domain during or after the Term, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Employment Agreement.

7.                  Modification.  The Executive agrees and acknowledges that the perpetual duration and scope of the covenants described in Section 6 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company and its subsidiaries, that adequate consideration has been received by the Executive for such obligations, and that these obligations do not prevent the Executive from earning a livelihood.  If, however, for any reason any court of competent jurisdiction determines that any restriction contained in Section 6 is not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restriction will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in Section 6 as will render such restrictions valid and enforceable.

8.                  Equitable Relief.  The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of this Employment Agreement by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate.  Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Employment Agreement, the Company will, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including without limitation specific performance, injunctive relief, a temporary restraining order and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain any such breach without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Employment Agreement against the Executive, and the Executive hereby consents to the entry of such relief against the Executive and agrees not to contest such entry.  Such relief will be in addition to and not in substitution of any other remedies available to the Company.  The existence of any claim or cause of action by the Executive against the Company or any of its subsidiaries, whether predicated on this Employment Agreement or otherwise, will not constitute a defense to the enforcement by the Company of this Employment Agreement.  The Executive agrees not to defend on the basis that there is an adequate remedy at law.

9.                  Life Insurance.  The Company may, at its discretion and at any time after the execution of this Employment Agreement, apply for and procure, as owner and for its own benefit, and at its own expense, insurance on the Executive's life, in such amount and in such form or forms as the Company may determine.  The Executive will have no right or interest whatsoever in such policy or policies, but the Executive agrees that the Executive will, at the request of the Company, submit himself to such medical examinations, supply such information and execute and deliver such documents as may be required by the insurance company or companies to which the Company or any such subsidiary has applied for such insurance.

10.              Successors; Assigns; Amendment; Notice.  This Employment Agreement will be binding upon and will inure to the benefit of the Company and will not be assigned by the Company without the Executive's prior written consent.  This Employment Agreement will be binding upon the Executive and will inure to the benefit of the Executive's heirs, executors, administrators and legal representatives, but will not be assignable by the Executive.  This Employment Agreement may be amended or altered only by the written agreement of the Company and the Executive.  All notices or other communications permitted or required under this Employment Agreement will be in writing and will be deemed to have been duly given if delivered by hand, by facsimile transmission to the Company (if confirmed) or mailed (certified or registered mail, postage prepaid, return receipt requested) to the Executive or the Company at the last known address of the party, or such other address as will be furnished in writing by like notice by the Executive or the Company to the other.

11.              Entire Agreement.  This Employment Agreement embodies the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all such prior agreements and understandings.

12.              Severability.  If any term, provision, covenant or restriction of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

13.              Governing Law.  This Employment Agreement will be governed by and construed and enforced in accordance with the laws of the state of Minnesota applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws thereof.

14.              Counterparts.  This Employment Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

15.              Headings.  All headings in this Employment Agreement are for purposes of reference only and will not be construed to limit or affect the substance of this Employment Agreement.

                                                            UNIVERSAL HOSPITAL SERVICES, INC.

                                                            By:
                                                            Name:
                                                            Title:

                                                            Gary D. Blackford

EXHIBIT

UNIVERSAL HOSPITAL SERVICES, INC.
INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of this 25th day of June, 2002, by and between Universal Hospital Services, Inc., a Delaware corporation (the "Company"), and Gary D. Blackford ("Optionee").

WHEREAS, in consideration of Optionee executing and delivering to the Company an Employment Agreement, dated of even date herewith, and pursuant to the Universal Hospital Services, Inc. 1998 Stock Option Plan (the "Plan"), the Company wishes to grant this stock option to Optionee;

WHEREAS, in addition to the option granted hereunder, the Company is also granting to the Optionee a non-incentive stock option pursuant to a separate agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                  Definitions.  For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)                "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, another Person.

(b)               "Board" shall mean the Board of Directors of the Company.

(c)                "Cause" shall have the meaning set forth in the Employment Agreement.

(d)               "Change of Control" shall have the meaning set forth in the Employment Agreement.

(e)                "Common Stock" shall mean shares of Common Stock, par value $.01 per share, of the Company.

(f)                 "Company" shall mean Universal Hospital Services, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(g)                "Disability" shall have the meaning set forth in the Employment Agreement.

(h)                "Employment Agreement" shall mean that Employment Agreement dated June 25, 2002 between Optionee and the Company.

(i)                  "Good Reason" shall have the meaning set forth in the Employment Agreement.

(j)                 "Person" has the meaning ascribed to it in Section 13(d)(3) or Rule 14(d)(2) of the Securities Exchange Act of 1934.

(k)               "Plan" shall mean the Universal Hospital Services, Inc. 1998 Stock Option Plan, as amended from time to time.

(l)                  "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.                  Grant of Option.  The Company hereby grants to Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 45,455 shares (the "Option Shares") of the Common Stock of the Company at the price of $11.00 per Option Share (the "Exercise Price") on the terms and conditions set forth herein.  It is understood and agreed that the Exercise Price is equal to 100% of the fair market value of each such Option Share on the date of this Agreement.  The Option is intended to be entitled to treatment as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3.                  Vesting of Option.  The Option shall vest in accordance with the following schedule:

Vesting Date	Percentage of Shares Exercisable

September 25, 2002	25%
December 25, 2002	50%
March 25, 2003	75%
June 25, 2003	100%

4.                  Manner of Exercise.

(a)                The Option can be exercised only by Optionee or other proper party by delivering within the option period written notice to the Company at its principal office.  The notice shall state the number of shares as to which the option is being exercised and be accompanied by payment in full of the option price for all shares designated in the notice.

(b)               Optionee may pay the option price in cash, by check (bank check, certified check or personal check), by money order or with the approval of the Company (i) by delivering to the Company for cancellation shares of Common Stock of the Company with a fair market value as of the date of exercise equal to the option price of the portion thereof being paid by tendering such shares, or (ii) by delivering to the Company a combination of cash and shares of Common Stock of the Company with an aggregate fair market value and a principal amount equal to the option price.  For these purposes, the fair market value of the Company's shares of Common Stock as of any date shall be determined pursuant to the Plan.

(c)                Until such time as the occurrence of a Public Offering, as such term is defined in that Universal Hospital Services, Inc. Stockholders' Agreement dated as of February 25, 1998 (the "Stockholders' Agreement"), upon exercise of the Option, the Company shall not issue any Option Shares until Optionee signs and assents to the Stockholders' Agreement, unless at such time Optionee is already a party to the Stockholders' Agreement.

5.                  Change of Control.  In the event of a Change of Control, the vesting schedule contained in Section 3 shall accelerate and the Optionee shall have the right to acquire the total number of the Option Shares upon exercise of the Option immediately prior to such Change of Control.

6.                  Expiration.  The Option shall expire, unless earlier exercised or terminated, ten years from the date of grant.

7.                  Effect of Termination of Relationship with the Company.

(a)                In the case of termination of Optionee's employment for Cause or resignation without Good Reason, the Option shall terminate on the 30th day following the date of termination of employment.

(b)               In the case of termination of Optionee's employment without Cause or the Optionee's resignation for Good Reason, the portion of the Option that has vested at the time of termination or resignation shall terminate three months after the date of employment termination or resignation, and the portion of the Option that has not vested shall terminate immediately.

(c)                If the Optionee's employment is terminated due to death or Disability, the portion of the Option that has vested at the time of termination or resignation shall terminate six months after the date of employment termination or death and may be exercised during such period by the Optionee or his or her legal representative or estate, as the case may be, and the portion of the Option that has not vested shall terminate immediately.

8.                  Limitation on Treatment as Incentive Stock Option

Optionee understands that to the extent that the aggregate fair market value (determined at the time the option was granted) of the shares of Common Stock of the Company with respect to which all options that are incentive stock options within the meaning of Section 422 of the Code are exercisable for the first time by Optionee during any calendar year exceed $100,000, in accordance with Section 422(d) of the Code, such options shall be treated as options that do not qualify as incentive stock options.

9.                  Miscellaneous

(a)                The Option is issued pursuant to the Plan and is subject to its terms.  The Company hereby agrees that the Plan shall be available for inspection during business hours at the principal office of the Company.

(b)               Prior to execution of this Agreement and in consideration of the covenants made herein by the Company, Optionee shall have executed and delivered to the Company the Employment Agreement.

(c)                This Agreement shall not confer upon Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment at any time.  Optionee shall have none of the rights of a shareholder with respect to shares subject to the Option until such shares shall have been issued to Optionee upon exercise of the Option.

(d)               The exercise of all or any parts of the Option shall only be effective at such time that the sale of shares of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.

(e)                The Option may not be transferred, except by will or the laws of descent and distribution to the extent provided in subsection 9(c) hereto, and during Optionee's lifetime the Option is exercisable only by Optionee.

(f)                 If there shall be any change in the shares of Common Stock of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, and all or any portion of the Option shall then be unexercised and not yet expired, then appropriate adjustments in the outstanding Option shall be made by the Company, in order to prevent dilution or enlargement of option rights.  Such adjustments shall include, where appropriate, changes in the number of Option Shares and the Exercise Price.

(g)                If Optionee shall dispose of any of the Option Shares acquired by Optionee pursuant to the exercise of the Option within two years from the date the Option was granted or within one year after the transfer of any such shares to Optionee upon exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, Optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure (i) notice to the Company of any disposition of the Option Shares within the time periods described above and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Optionee.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

UNIVERSAL HOSPITAL SERVICES, INC.

 By ______
 Its______

______
Gary D. Blackford, Optionee

UNIVERSAL HOSPITAL SERVICES, INC.
NON-INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of this 25th day of June, 2002, by and between Universal Hospital Services, Inc., a Delaware corporation (the "Company"), and Gary D. Blackford ("Optionee").

WHEREAS, in consideration of Optionee executing and delivering to the Company the Employment Agreement, dated as of an even date herewith, and pursuant to the Universal Hospital Services, Inc. 1998 Stock Option Plan (the "Plan"), the Company wishes to grant this stock option to Optionee;

WHEREAS, in addition to the option granted hereunder, the Company is also granting to the Optionee an incentive stock option pursuant to a separate agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                  Definitions

.  For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)                "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, another Person.

(b)               "Board" shall mean the Board of Directors of the Company.

(c)                "Cause" shall have the meaning set forth in the Employment Agreement.

(d)               "Change of Control" shall have the meaning set forth in the Employment Agreement.

(e)                "Common Stock" shall mean shares of Common Stock, par value $.01 per share, of the Company.

(f)                 "Company" shall mean Universal Hospital Services, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(g)                "Disability" shall have the meaning set forth in the Employment Agreement.

(h)                "EBITDA" shall have the meaning set forth in the Stockholders' Agreement.

(i)                  "Employment Agreement" shall mean that Employment Agreement dated June 25th, 2002 between Optionee and the Company.

(j)                 "Good Reason" shall have the meaning set forth in the Employment Agreement.

(k)               "Person" has the meaning ascribed to it in Section 13(d)(3) or Rule 14(d)(2) of the Securities Exchange Act of 1934.

(l)                  "Per Share Value" shall mean:

(1)            If the Company's Common Stock is not publicly traded, the greater of:  (i) the quotient of (A) 6.5 multiplied by Adjusted EBITDA for the twelve months preceding the end of the most recently completed fiscal quarter ending at least 45 days prior to such date, less (I) the total value of the Consolidated Indebtedness (as defined in Section 1.1 of the Stockholders' Agreement) and (II) distributions made on any preferred equity of the Company, including without limitation, the Company's Series B 13% Cumulate Accruing Pay-In-Kind Stock, divided by (B) the total number of all shares of Common Stock outstanding, including all warrants and options to purchase Common Stock vested and exercisable at such time; and (ii) the price of one share of Common Stock based on an arm's length sale of at least five percent (5%) of the Common Stock; or

(2)            If the Company's Common Stock is publicly traded, the average closing price as listed on a nationally recognized exchange or as quoted on the Nasdaq National Market for the ninety (90) trading days immediately preceding the date upon which such value is being determined.

(m)              "Plan" shall mean the Universal Hospital Services, Inc. 1998 Stock Option Plan, as amended from time to time.

(n)                "Stockholders' Agreement" shall mean the Universal Hospital Services, Inc. Stockholders' Agreement dated as of February 28, 1998, by and among the Company and each of its stockholders, as amended.

(o)               "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.                  Grant of Option

.  The Company hereby grants to Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 325,000 shares (the "Option Shares") of the Common Stock of the Company at the price of $11.00 per Option Share (the "Exercise Price") on the terms and conditions set forth herein.  The Option is not intended to be entitled to treatment as an incentive stock option within the meaning of Section 422(a) of the Internal Revenue Code of 1986, as amended (the "Code").

3.                  Vesting of Option

The Option shall vest in accordance with this Section 3, based on the Company's achievement of certain Per Share Values set forth below on or prior to the target dates set forth below.  Upon the achievement of a specified Per Share Value prior to the target date, a percentage of the Option Shares shall vest and become exercisable, and such vested Option Shares shall not become unvested due to a subsequent reduction in the Per Share Value.

Per Share Value	Target Date	Percentage of Option Shares Vested and Exercisable

$13.13	December 31, 2002	12.5%
$17.07	December 31, 2003	37.5%
$22.19	December 31, 2004	62.5%
$28.85	December 31, 2005	100.0%

Notwithstanding the foregoing, the Option shall vest with respect to 100% of the total number of Option Shares, five years following the effective date of the Employment Agreement, provided that the Optionee has been continuously employed by the Company through such date.

4.                  Manner of Exercise

(a)                The Option can be exercised only by Optionee or other proper party by delivering within the option period written notice to the Company at its principal office.  The notice shall state the number of shares as to which the option is being exercised and be accompanied by payment in full of the option price for all shares designated in the notice.

(b)               Optionee may pay the option price in cash, by check (bank check, certified check or personal check), by money order or with the approval of the Company (i) by delivering to the Company for cancellation shares of Common Stock of the Company with a fair market value as of the date of exercise equal to the option price of the portion thereof being paid by tendering such shares, or (ii) by delivering to the Company a combination of cash and shares of Common Stock of the Company with an aggregate fair market value and a principal amount equal to the option price.  For these purposes, the fair market value of the Company's shares of Common Stock as of any date shall be determined pursuant to the Plan.

(c)                Until such time as the occurrence of a Public Offering, as such term is defined in the Stockholders' Agreement, upon exercise of the Option, the Company shall not issue any Option Shares until Optionee signs and assents to the Stockholders' Agreement, unless at such time Optionee is already a party to the Stockholders' Agreement.

5.                  Change of Control

In the event of a Change of Control, the vesting schedule contained in section 3 shall accelerate and the Optionee shall have the right to acquire the total number of Option Shares upon exercise of the Option immediately prior to such Change of Control.

6.                  Expiration

The Option shall expire, unless earlier exercised or terminated, ten years from the date of grant.

7.                  Effect of Termination of Relationship with the Company

(a)                In the case of termination of Optionee's employment for Cause or resignation without Good Reason, the Option shall terminate on the 30th day following the date of termination of employment.

(b)               In the case of termination of Optionee's employment without Cause or the Optionee's resignation for Good Reason, the portion of the Option that has vested at the time of termination or resignation shall terminate three months after the date of employment termination or resignation, and the portion of the Option that has not vested shall terminate immediately.

(c)                If the Optionee's employment is terminated due to death or Disability, the portion of the Option that has vested at the time of termination or resignation shall terminate six months after the date of employment termination or death and may be exercised during such period by the Optionee or his or her legal representative or estate, as the case may be, and the portion of the Option that has not vested shall terminate immediately.

8.                  Miscellaneous

(a)                The Option is issued pursuant to the Plan and is subject to its terms.  The Company hereby agrees that the Plan shall be available for inspection during business hours at the principal office of the Company.

(b)               Prior to execution of this Agreement and in consideration of the covenants made herein by the Company, Optionee shall have executed and delivered to the Company the Employment Agreement.

(c)                This Agreement shall not confer upon Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment at any time.  Optionee shall have none of the rights of a shareholder with respect to shares subject to the Option until such shares shall have been issued to Optionee upon exercise of the Option.

(d)               The exercise of all or any parts of the Option shall only be effective at such time that the sale of shares of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.

(e)                The Option may not be transferred, except by will or the laws of descent and distribution to the extent provided in subsection 8(c) hereto, and during Optionee's lifetime the Option is exercisable only by Optionee.

(f)                 If there shall be any change in the shares of Common Stock of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, and all or any portion of the Option shall then be unexercised and not yet expired, then appropriate adjustments in the outstanding Option shall be made by the Company, in order to prevent dilution or enlargement of option rights.  Such adjustments shall include, where appropriate, changes in the number of Option Shares and the Exercise Price.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                            UNIVERSAL HOSPITAL SERVICES, INC.

                            By
                            Its

Gary D. Blackford, Optionee